Results of the Meeting of the Shareholders of the Perritt Emerging Opportunities Fund

The Special Meeting of Shareholders of the Perritt Emerging Opportunities Fund was held October 4, 2010 pursuant to notice given to all shareholders of record of the Fund at the close of business on August 9, 2010.  At the Special Meeting, shareholders were asked to approve the following:

1.  To approve the new investment advisory agreement.
	Shares Voted	% of Shares Voted	% of Fund's Outstanding Shares Voted
For	4,813,244	96.91%	57.61%
Against	29,622	0.60%	0.35%
Abstain	123,864	2.49%	1.48%

2.  To ratify the prior appointment of Dianne C. Click to the Board of Directors.
	Shares Voted	% of Shares Voted	% of Fund's Outstanding Shares Voted
For	6,495,390	96.00%	77.74%
Against	–	0.00%	0.00%
Abstain	270,930	4.00%	3.24%

3.  To ratify the prior appointment of David S. Maglich to the Board of Directors.
	Shares Voted	% of Shares Present Voted	% of Fund's Outstanding Shares Voted
For	6,494,801	95.99%	77.74%
Against	–	0.00%	0.00%
Abstain	271,519	4.01%	3.25%

4.  To approve the appointment of Michael J. Corbett to the Board of Directors.
	Shares Voted	% of Shares Present Voted	% of Fund's Outstanding Shares Voted
For	6,485,501	95.85%	77.63%
Against	–	0.00%	0.00%
Abstain	280,820	4.15%	3.36%